Exhibit 10.16

EMPLOYMENT AGREEMENT

Dear Jennifer,

I am thrilled to offer you (the “Executive”) the following position at System1. Everyone who met you had great things to say, and we all look forward to having you join the team! The below is our formal offer of employment to join System1, LLC, a Delaware limited liability company (the "Company").

In consideration of the compensation, benefits and promises contained herein and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, you and the Company hereby enter into this employment offer letter agreement (the "Agreement") as of May 2, 2021 (the "Effective Date") with an anticipated start date of May 17, 2021 (“Start Date”).

POSITIONS, DUTIES & RESPONSIBILITIES. The Company will employ you, and you agree to be employed by the Company, as Chief Technology Officer and you shall perform such employment duties as are usual and customary for such position, as the Company may assign you from time to time.

While employed by the Company, you agree to devote your full business time and attention to serving the Company in such position. The Company may change your duties from time to time. You will work full-time at our offices located in Marina del Rey, California, except for travel to other locations as may be necessary to fulfill your responsibilities. Please note that we anticipate System1 will be moving to a flex schedule with 2 or 3 days per week in the office.

If the Company so requests, in its reasonable discretion, you will serve the Company, its subsidiaries and/or affiliates in other capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, the Company may, in its sole discretion, increase your compensation on account of such additional service beyond that specified in this Agreement.

BASE COMPENSATION. During your full-time employment with the Company, the Company will pay you a base salary (the "Base Salary") of $300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company's normal payroll practices and pro-rated for any partial period of service. Your Base Salary may be subject to adjustment, in the sole discretion of the Company, pursuant to the Company's policies as in effect from time to time.

During your employment, you will also be eligible to participate in a performance-based bonus programs that is established by the Company. Your bonus target will be 40% of your annual Base Salary (“Bonus Target”) paid annually and will be linked to key company performance metrics as determined by the Company in its sole discretion but your actual bonus for the year (if earned) may be higher or lower than this target depending on the attainment of the applicable performance goals.

In addition to your performance-based bonus, you shall receive a single lump-sum cash payment of $80,000, payable at the same time as your first regularly scheduled Company paycheck, subject to and conditioned upon your continued employment through the payment date (the “Signing Bonus”). If your employment is terminated by the Company for Cause (as defined below) or by you other than for Good Reason (as defined below), in either case within 6 months of the Effective Date, you will repay the Company the full amount of the Signing Bonus, and the Company will be entitled (but not required) to deduct the amount of any such repayment obligations from any amounts otherwise payable to Executive by the Company or any of its affiliates. If your employment is terminated by the Company for Cause or by you other than for Good Reason, in either case following the 6 month anniversary following the Effective Date but on or before the 12 month anniversary of the Effective Date, you will repay the Company a pro-rated amount of the Signing Bonus determined by multiplying the Signing Bonus by a fraction, the numerator of which is the number of days that you were employed by the Company and the denominator of which is 365, and the Company will be entitled (but not required) to deduct the amount of any such repayment obligations from any amounts otherwise payable to Executive by the Company or any of its affiliates.

In addition to the above compensation, the officers of the Company will recommend to its Board of Directors that you receive a grant award (the “VCU Grant”) of 100,000 Value Creation Units (“VCUs”) to be granted and issued under the System1 2017 Value Creation Unit Plan (the “Plan”). The VCU Grant will be effective on the date of Board approval; provided that the VCUs will vest over four years with a one -year cliff with respect to twenty-five (25%) of the VCU Grant, and quarterly thereafter in twelve (12) substantially equal installments with respect to the remaining seventy-five (75%) of the VCU Grant. The vesting of the VCU will commence as of the Effective Date. Once approved, you will receive a VCU award agreement that specifies all of the terms of the VCU Grant in accordance with the Plan.

BENEFITS AND VACATIONS. While employed by the Company, you will be eligible to participate in all incentive, savings and retirement plans and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof. While employed by the Company, you will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated employees of the Company, subject to the terms and conditions of the applicable Company plans or programs. Nothing in this Agreement shall, or shall be construed so as to, obligate the Company to adopt or maintain any benefit plan or program at any time.

AT-WILL EMPLOYMENT. You will be employed by the Company hereunder as an employee “at will,” subject to the terms of this Agreement. Your employment with the Company will not continue for any fixed or guaranteed period of time. Accordingly, you may terminate your employment at any time, for any reason or no reason, with or without notice. Likewise, the Company may terminate your employment at any time, for any reason or no reason, with or without notice.

TERMINATION OF EMPLOYMENT BY COMPANY FOR CAUSE & TERMINATION OF EMPLOYMENT BY EMPLOYEE WITHOUT GOOD REASON.
In the event that your employment with the Company is terminated by the Company for Cause or you terminate your employment with the Company without Good Reason, you shall be entitled to receive any compensation and benefits that you have accrued, but not received payment for, through the date of such termination. The Company shall have no further obligations to you upon your termination of employment for Cause or if you terminate your employment with the Company without Good Reason.

For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i)     the Executive’s failure (other than due to disability) to materially comply with written Company policies generally applicable to Company officers or employees or any directive of the Board that is reasonably achievable, that is not inconsistent with the Executive’s position as Chief Technology Officer or the fulfillment of the Executive’s fiduciary duties and that is not otherwise prohibited by law or established public policy, provided that the Company give notice to Executive of such failure and Executive does not to cure such failure to the reasonable satisfaction of Company within 15 days of receipt of such notice;

(ii)     the Executive’s engagement in willful misconduct against the Company that is materially injurious to the Company;

(iii)     the Executive’s engagement in any activity that is a conflict of interest or competitive with the Company (other than any action not taken in bad faith and which is promptly remedied by the Executive upon notice by the CEO);

(iv)     the Executive’s engagement in any act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities or commodities laws or regulations;

(v)     the Executive’s engagement in an act of assault or other act of violence in the workplace; or

(vi)     the Executive’s conviction, guilty plea or plea of nolo contendre for any felony charge.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Manager of the Company or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events without Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason as provided below:

(i)    a demotion or material diminution of Executive’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by Executive), including a change in the Executive’s reporting structure in which Executive is no longer reporting directly to the Company’s President or CEO; provided that “Good Reason” does not include a change in title, authority, duties and/or responsibilities following a change in control if (A) Executive’s new title is that of a senior officer of the entity surviving such change in control (or, if applicable, its parent company if such entity has a parent company) reporting directly to the CEO or Chief Operating Officer (“COO”) of the entity surviving such change in control (or, if applicable, its parent company, if such entity has a parent company), and Executive’s authority, duties and responsibilities are commensurate with such title or (B) (1) the entity surviving such change in control (or, if applicable, its parent company if such entity has a parent company) continues to operate the Company’s principal businesses as a separate unit, division or subsidiary or combines the Company’s principal businesses with one of its existing units, divisions or subsidiaries and (2) Executive’s new title is that of a senior officer of such unit, division or subsidiary reporting directly to the CEO, President or COO of such unit, division or subsidiary (or to an executive officer of the entity surviving the change in control or parent company thereof) and (in either case), Executive’s authority, duties and responsibilities are commensurate with such title and similar in scope (with respect to such unit, division or subsidiary) to the authority, duties and responsibilities of Executive prior to the change in control;

(ii)    a requirement that Executive report to work more than twenty (20) miles from the Company’s current principal location (not including normal business travel required of Executive’s position) or, to the extent such requirement would not constitute a material change in the geographic location at which Executive must perform services under this Agreement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such higher number of miles from the Company’s principal location as would constitute a material change in the geographic location at which Executive must perform services under this Agreement within the meaning of Section 409A of the Code; or

(ii)    a reduction in Executive’s Base Salary and Bonus Target; or

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

TERMINATION OF EMPLOYMENT BY COMPANY WITHOUT CAUSE OR TERMINATION BY EMPLOYEE FOR GOOD REASON. In the event that your employment with the Company is terminated by the Company without Cause or you terminate your employment with the Company for Good Reason, you shall be entitled to receive any compensation and benefits that you have accrued, but not received payment for, through the date of such termination. Further, in connection with your delivery and non-revocation of a full release of any claims that you may have in favor of the Company, you shall be entitled to (i) 6 months of additional Base Salary, payable in accordance with the Company's normal payroll practices, (ii) receive up to 6 months of medical insurance (i.e. COBRA coverage), subject to the terms and conditions of the applicable Company plans or programs and (iii) acceleration of a number of awards under the VCU Grant equal to the lesser of (x) the remaining amount of then unvested awards under the VCU Grant or (y) twenty-five percent (25%) of total VCU Grant granted to the Executive, shall immediately vest on the date of termination.

Notwithstanding the foregoing, in the event that your employment with the Company is terminated by the Company without Cause or you terminate your employment with the Company for Good Reason, in each case within six (6) months of a change in control (provided that a change of control shall not include any transaction entered into by the Company or its affiliates with a “blank-check company” or a “special purpose acquisition company” within twelve (12) months of the Effective Date shall not constitute a change of control), in lieu of the benefit contemplated in clause (iii) above, you shall be entitled to acceleration of the remaining amount of then unvested awards under the VCU Grant.

DEVELOPMENT AGREEMENT. In connection with the Company's entering into this Agreement and in further consideration hereof, you hereby agree to execute, simultaneously with this Agreement or as soon as practicable thereafter, a Confidentiality Information and Development Agreement in the form provided by the Company.

COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by all lawful Company policies, procedures, rules and regulations as may be set forth in a Company employee handbook or as otherwise promulgated by the Company.

WITHHOLDING. The Company shall withhold from any amounts payable under this Agreement such federal, state, local and/or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or otherwise arising out of your employment relationship with the Company or the termination thereof, shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by you and the Company or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA”) in Los Angeles, California, in accordance with the Employment Dispute Resolution Rules of AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Arbitration Section shall be specifically enforceable. Notwithstanding the foregoing, this Arbitration Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Arbitration Section.

REPRESENTATIONS.

No Violation of Other Agreements. You hereby represent and warrant to the Company that (i) you are fully authorized and empowered to enter into this Agreement and that the performance of your obligations hereunder will not violate any agreement between you and any other person, firm, organization or other entity, and (ii) you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by your entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

No Disclosure of Confidential Information. You hereby represent that your performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any of your previous employers.

SEVERABILITY. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

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Please confirm your agreement to the foregoing by signing and dating this Agreement in the space provided below for your signature via DocuSign or other e-signature platform. Please retain one fully executed original for your files.

EXECUTIVE:

Signature:     /s/ Jennifer Robinson

Name:         Jennifer Robinson
Date:         May 2, 2021

SYSTEM1, LLC:

Signature:     /s/ Michael Blend

Name:         Michael Blend
Title:        Chief Executive Officer
Date:         May 2, 2021